Exhibit 99.1

Antero Resources Announces 2017 Capital Budget and Guidance and Long-Term Outlook

Denver, Colorado, January 4, 2017—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today announced its 2017 capital budget and guidance and provided a long-term outlook through 2020.

Highlights Include:

•                  Drilling and completion capital budget of $1.3 billion and land budget of $200 million for 2017

•                  Plan to operate an average of seven drilling rigs between the Marcellus and Utica Shale plays

•                  Plan to complete 170 horizontal wells in 2017 and exit the year with 30 drilled but uncompleted wells

•                  Net daily production is expected to average 2,160 to 2,250 MMcfe/d in 2017, 20% to 25% higher than 2016 guidance

•                  Net daily liquids production is projected to grow 21% to 32% over the prior year guidance to 88,500 to 96,500 Bbl/d

•                  Targeting a compound annual growth rate of 20% to 22% for net production from 2018 through 2020

•                  Targeting drilling and completion spend within consolidated cash flow from operations through 2020, resulting in a declining leverage profile to mid 2.0-times by 2018

•                  Forecasting a positive per Mcf differential to Nymex for natural gas price realizations, before hedges, for 2017 to 2020 period

2017 Capital Budget

Antero’s capital budget for 2017 is $1.5 billion, including $1.3 billion for drilling and completion and $200 million for core leasehold additions and extensions.  Net production is expected to average 2,160 to 2,250 MMcfe/d in 2017, representing year-over-year growth of 20% to 25% relative to 2016 guidance.  Approximately 70% of the drilling and completion budget for 2017 is allocated to the Marcellus Shale and the remaining 30% is allocated to the Ohio Utica Shale.

Antero’s 2017 capital budget excludes Antero Midstream’s (NYSE: AM) $525 million capital budget relating to low and high pressure gathering pipelines, compressor stations, fresh water and advanced wastewater treatment infrastructure.  Antero Midstream announced its 2017 capital budget and guidance today in a separate news release, which can be found at www.anteromidstream.com.

Antero plans to operate an average of four drilling rigs in the Marcellus Shale in West Virginia in 2017 and expects to complete 135 wells with an average lateral length of 9,200 feet. Forty of the 135 completions are previously drilled but uncompleted wells carried over from 2016.  The development plan in the Marcellus averages nine wells per pad in 2017, up from six wells per pad in 2016, as the Company continues to drive well efficiencies.  Antero is currently drilling and completing wells at an average budgeted cost of $0.84 million per 1,000’ of lateral in the Marcellus, a 30% decrease from 2015 completed well costs.  During the fourth quarter of 2016, Antero averaged 12 drilling days per well in the Marcellus, a 52% improvement compared to the average drilling days per well for the 2015 development program.  Additionally, Antero averaged 4.0 completion stages per day in the fourth quarter of 2016, a 15% increase over the 2015 completion program average while increasing proppant concentration per stage.  The significant drilling improvements were driven by multiple enhancements, including rotary steerable drilling and increased mud pump circulation rates.  Additionally, completion improvements were the result of more efficient completion stage sequencing (“zipper fracs”) and proppant placement.

Antero plans to operate an average of three drilling rigs in the Ohio Utica Shale in 2017 and expects to complete 35 wells with an average lateral length of 9,700 feet.  The development plan in the Utica averages six wells per pad in 2017.  Antero is currently drilling and completing wells at an average budgeted cost of $0.99 million per 1,000’ of lateral in the Utica, a 28% improvement over 2015 well costs.  During the fourth quarter of 2016, Antero averaged 13 drilling days per well, a 58% improvement compared to the average drilling days per well of the 2015 development program.  Additionally, Antero averaged 6.0 completion stages per day during the fourth quarter of 2016, a 62% increase over the 2015 completion program average while increasing proppant concentration per stage.  The Marcellus operational improvements have also been applied in the Ohio Utica Shale, generating similar efficiency gains.  Antero expects further improvements in drilling and completion efficiencies in the Ohio Utica in 2017 as Antero plans to be more active in the play than it was in 2016.  The Company’s activity in the Ohio Utica is contingent on the construction timetable for the

Rover Pipeline for which Antero is an anchor shipper.  If the Rover Pipeline project is delayed beyond the second half of 2017 planned in-service date, Antero intends to shift the appropriate amount of budgeted drilling and completion activity from the Ohio Utica to the Marcellus. The Company has additional firm transportation capacity to current favorably priced markets in the Marcellus beyond the 2017 forecasted growth.

Commenting on the 2017 capital budget and guidance, Glen Warren, Antero’s President and CFO, said, “While we plan to live within cash flow from a drilling and completion capital standpoint in 2017, we are forecasting a more than 50% increase in consolidated cash flow from operations in 2018.  This significant cash flow step-up is driven by targeted production growth in 2018 of 20% to 22%, assuming current strip pricing, with over 70% of production hedged in 2018 at $3.91 per MMBtu.  Combined with an expected moderate increase in drilling and completion capital spend in 2018, we forecast a significant decrease in leverage ratios to the mid 2.0-times net debt to EBITDAX on both a stand-alone and a consolidated basis by year-end 2018.”

As a follow-up to the material expansion of our Marcellus footprint in 2016, Antero plans to continue consolidating acreage in the core of its Marcellus and Ohio Utica leasehold positions in 2017. Antero has budgeted $200 million for core leasehold additions and extensions.  Consistent with historical practices, the Company does not budget for acquisitions.

The following is a comparison of the 2017 capital budget to 2016 guidance.

($ in MM)	Year Ended December 31,
Capital Comparison	2016	2017	% Change
Drilling & Completion	$1,300	$1,300	0%
Land	100	200	100%
Total Capital	$1,400	$1,500	7%
Average Operated Drilling Rigs	7	7	0%
Operated Wells Completed(1)	140	170	22%
Deferred Completions at Year End(1)	40	30	(25)%

(1)         Adjusted for 2016 actuals.

The 2017 capital budget is expected to be fully funded through cash flow from operations and available borrowing capacity within Antero’s bank credit facility.  As of September 30, 2016, Antero had $4.1 billion of available consolidated liquidity, pro forma for the October 2016 private placement of common stock which raised $175 million and the $170 million non-core acreage divestiture which closed on December 16, 2016.

2017 Guidance

Antero’s 2017 net daily production, including liquids, is forecast to grow 20% to 25% as compared to 2016 guidance of 1.8 Bcfe/d.  Net liquids production is forecast to increase approximately 27% to an average of 92,500 Bbl/d in 2017, including 67,500 Bbl/d of C3+ NGLs, 19,000 Bbl/d of ethane and 6,000 Bbl/d of condensate at the midpoint of 2017 guidance.  Antero expects to recover 19,000 Bbl/d of ethane, 11,500 Bbl/d of which will service an ethane sales agreement with Borealis once Mariner East 2 is in service, which is currently expected in the fourth quarter of 2017.

Price Realizations and Cash Costs

Antero projects that substantially all natural gas production in 2017 will be sold at current favorably priced indices, resulting in natural gas price realizations at a premium compared to Nymex.  Driven by improved local differentials, Antero is forecasting an average realized price for C3+ NGLs of 45% to 50% of WTI oil prices in 2017 compared to a 40% of WTI oil price realization for the first nine months of 2016.  Once the Mariner East 2 pipeline is placed in service, Antero will have the ability to market 61,500 Bbl/d of ethane, propane and normal butane volumes to international buyers at netback prices that are currently superior to the aforementioned 2017 guidance, based on today’s strip pricing and international shipping rates.  Antero is also forecasting an improvement to its oil price realizations, from approximately a $10.00 differential to WTI oil in 2016 to a $7.00 to $9.00 differential to WTI oil in 2017. Combining the expected improvement in pricing for NGLs and oil results in an overall increase in expected EBITDA of approximately $85 million in 2017, before the impact of hedging.

Antero expects a modest increase in cash production expense entirely driven by an increase in expected production taxes and fuel costs due to higher commodity prices.  Net marketing expense is expected to decline to $0.075 to $0.125 per Mcfe due to a reduction in unutilized firm transportation capacity in 2017.

The Company is using the following key assumptions in its projections for 2017:

Guidance	2017
	Low	High
Production
Net Daily Production (MMcfe/d)	2,160	2,250
Net Daily Residue Natural Gas Production (MMcf/d)	1,625	1,675
Net Daily Liquids Production (Bbl/d)	88,500	96,500
Net Daily C3+ NGL Production (Bbl/d)	65,000	70,000
Net Daily Ethane Production (Bbl/d)	18,000	20,000
Net Daily Oil Production (Bbl/d)	5,500	6,500

Realized Pricing
Natural Gas Realized Price Premium to Nymex Henry Hub Before Hedging ($/Mcf)(1)(2)	$0.00	$0.10
Oil Realized Price Differential to Nymex WTI Oil Before Hedging ($/Bbl)	$(7.00)	$(9.00)
C3+ NGL Realized Price Before Hedging (% of Nymex WTI) (1)	45%	50%
Ethane Realized Price Before Hedging (Differential to Mont Belvieu) ($/Gal)	$0.00	$0.00

Cash Expenses
Cash Production Expense ($/Mcfe)(3)	$1.55	$1.65
Marketing Expense, Net of Marketing Revenue ($/Mcfe)	$0.075	$0.125
G&A Expense ($/Mcfe)	$0.15	$0.20

(1)         Based on strip pricing as of December 30, 2016

(2)         Includes Btu upgrade as Antero’s processed tailgate and unprocessed dry gas production is greater than 1000 Btu on average

(3)         Includes lease operating expenses, gathering, compression, transportation expenses and production taxes

Long-Term Outlook

As a result of materially improved capital efficiency and expected well recoveries, favorable price realizations due to firm transportation arrangements, significant production sold forward at attractively hedged prices, and Appalachian-leading core drilling inventory, Antero is targeting 20% to 22% compound annual growth in net gas equivalent production for the years 2018 through 2020.  This growth rate includes liquids contribution to overall equivalent production ranging from 24% to 26%.  Antero plans to deliver this long-term growth while keeping its aggregate drilling and completion budget within consolidated cash flow from operations, resulting in a declining leverage profile through 2020. Antero’s long-term targets exclude the impact of any future acquisitions or divestitures, consistent with historical practices.

Additionally, Antero’s firm transportation portfolio, which is contracted to grow to 4.85 Bcf/d by year-end 2018, allows the Company to transport and sell virtually all of its natural gas production at current favorably priced indices, including TCO, Chicago, MichCon and Gulf Coast hubs.  Antero forecasts the percentage of natural gas production sold at current favorably priced indices through 2020 to remain in line with 2017 guidance resulting in natural gas price realizations, before hedges, at a $0.05 to $0.15 per Mcf premium to Nymex.  Further enhancing price realizations, Antero has hedged approximately 66% of production targets for the years 2017 through 2020 at an average hedged price of $3.68 per MMBtu.  The Company now has 3.5 Tcfe hedged through 2022.

Antero has an inventory of approximately 4,100 undrilled economic 3P locations including over 2,400 locations that deliver breakeven economics defined as a pre-tax rate of return of 20% at below $3.00 per MMBtu Nymex prices.  The 2,400 highly economic locations have an average lateral length of 8,600 feet and represent a 14 year drilling inventory assuming the 2017 rate of completions.

Supported by Antero Resources’ long-term production growth target, Antero Midstream today announced a long-term distribution growth target of 28% to 30% per year through 2020. As of December 31, 2016, Antero Resources owned approximately 61% of Antero Midstream.

Commenting on Antero’s long-term targets, Paul Rady, Chairman and CEO, said, “Based on current strip prices, we are targeting 20% to 22% compound annual production growth from 2018 through 2020.  This is driven by a modest annual increase in drilling and completion capital beginning in 2018, while maintaining significant liquidity and a declining leverage profile.  Antero’s ability to target top-tier production growth speaks to our high quality drilling inventory, the magnitude of our hedge book and the cash flow protection it provides, and our ability to consistently deliver peer leading EBITDAX margins.  In addition, our development plan benefits from the flexibility to adjust to in-service dates of future firm transportation projects by modifying development between our two world-class plays, which enhances our ability to achieve 2017 guidance as well as our long-term targets.”

Presentation

An updated presentation including details regarding Antero’s 4,100 economic locations and over 2,400 locations delivering 20% rates of return at below $3.00 per MMBtu Nymex prices has been posted to the Company’s website, which can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, drilling inventory and estimated rates of return, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, Antero’s ability to meet development and drilling plans, Antero’s ability to implement its hedge strategy and results, risks regarding the timing and amount of future production of natural gas, NGLs and oil, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, marketing and transportation risks, the ability to satisfy applicable minimum volume requirements, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.